                                                                    EXHIBIT 99.2

                                  AMENDMENT TO
                             STOCK OPTION AGREEMENTS

      This Amendment ("Amendment") is by and between Dura Automotive Systems, Inc. (the "Company") and David R. Bovee ("Optionee") and is effective as of April 30, 2005.

      WHEREAS, Company has granted options as set forth on SCHEDULE A attached hereto (the "Options") to Optionee under its 1996 Key Employee Stock Option Plan (the "1996 Plan") and its 1998 Stock Incentive Plan, as amended (the "1998 Plan"), which Options are evidenced by Stock Option Agreements (individually, an "Agreement" and collectively, the "Agreements") between Company and Optionee;

      WHEREAS, Optionee will retire from service with the Company as of April 30, 2005 and will qualify for benefits under the Company's Supplemental Executive Retirement Plan (the "SERP");

      WHEREAS, the Company and Optionee wish to extend the period within which the Options may be exercised following Optionee's retirement;

      NOW THEREFORE, in consideration of the mutual covenants set forth herein, each of the Agreements is amended as follows:

      1. Except as otherwise set forth in this Amendment, notwithstanding any provision of an Agreement to the contrary, Optionee shall have the right to exercise the Options listed on SCHEDULE A attached hereto until the designated Term/Expiration Date of each such Option. Further, except as otherwise set forth in this Amendment, notwithstanding the fact that Optionee has ceased to be a Service Provider, Optionee shall continue to vest in the Options as set forth in the vesting schedule of each Agreement (generally, 25% of the option shares become vested on each of the first, second, third and fourth anniversary dates from the date of grant.)

      2. If Optionee dies while he is entitled to exercise Options as set forth in paragraph 1 above, any Options which are then vested may be exercised for six months after the date of death (but in no event later than the expiration of the term of each respective Option.) Any Options that are not vested as of the date of death shall be forfeited and shall revert to the 1998 Plan.

      3. If Optionee's right to receive benefits from the SERP terminates for any reason, including as set forth in Section 4.8 of the SERP, Optionee shall be deemed to have terminated service with the Company. In this event: (a) Optionee shall have 30 days to exercise any then-vested Options, such 30-day period beginning on the date that SERP payments are terminated; and (b) any Options that are not vested as of the date that SERP payments are terminated shall be forfeited and shall revert to the 1998 Plan.

      4. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the 1996 Plan or the 1998 Plan, as applicable. Except as modified by this Amendment, each of the Agreements shall remain in full force and effect.

      IN WITNESS WHEREOF, this Amendment has been signed by Company, by its duly authorized officer, and by Optionee as of the effective date stated above.

DURA AUTOMOTIVE SYSTEMS, INC.

By: /s/ Theresa L. Skotak
    ---------------------------
    Theresa L. Skotak
Its: Vice President

/s/ David R. Bovee
-------------------------------
David R. Bovee

                                   SCHEDULE A

 Date of  Expiration    Number    Exercise
  Grant     Date      of Options   Price
--------  ----------  ----------  --------
10/9/96    10/9/06      10,000    $ 20.75

12/17/97   12/17/07     10,000      24.50

12/17/98   12/17/08     30,000      29.00

12/16/99   12/16/09     50,000      17.00

1/22/01    1/22/11      50,000       7.50

12/13/01   12/13/11     20,000       9.15

8/1/02     8/1/12       20,000      13.50

2/20/03    2/20/13      25,000       7.02

5/19/04    5/19/14      80,000       9.52